Bank of America 4Q11 Financial Results January 19, 2012

Bank of America and its management may make certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “hopes,” “estimates,” “intends,” “plans,” “goals,” “believes,” “continue” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could.” The forward-looking statements made represent Bank of America's current expectations, plans or forecasts of its future results and revenues, the company's focus in 2012 to continue to build capital, grow core business, reduce costs and reduce residual risks; streamline the balance sheet and deliver earnings growth; continued addition of wealth management advisors and small business bankers; that advisor growth will be muted in 2012; continued reductions in the size of the company’s mortgage servicing portfolio; the implementation and completion of, and expected impact from, Project New BAC; the persistence of “headwinds” of global economies, an adverse housing market, low interest rates, substantial regulatory challenges and the Eurozone debt crisis; continued generation of strong core customer results, more customers and more depth in customer relationships, along with good returns on capital; the substantial completion of the non-core asset sales, although there will be targeted sales activity in certain areas; the approximately $189 billion in additional liquidity that is available to the company’s banking entities via pledging assets to the home loan banks and the Federal Reserve discount window; liquidity will remain high in 2012 even as we continue to reduce long-term debt; the need to replace only a small portion of parent company debt maturities; target of zero issuance of parent company and broker/dealer short-term unsecured funding; that risk management efforts will continue to produce solid improvement, including credit risk as legacy portfolios continue to run-off and a reduction in the negative earnings; continued management of mortgage issues and reliance on reserves built in 2011; 2012 outlook, including the following: efficiency improvements; headcount levels, including expecting the impact of reduced headcount levels in the first quarter of 2012; the first quarter will include the annual retirement eligible stock compensation; net interest income compression from replacement of higher-yielding maturing assets, offset with continued reductions in long-term debt; net interest income expected to be muted and highly dependent on the rate environment; parent company unsecured debt issuances in the single digit billions; continued consumer loan run-off, which should be partially offset by loan growth in our commercial businesses; lower levels of long-term debt, including reductions of an additional $50-$100 billion by the end of 2013; the correlation of revenue with economic growth, including consumer noninterest revenue lines; market-related revenue of investment banking, sales and trading, and investment and brokerage is expected to be dependent on market environment; that investment banking is expected to be more consistent with activity last year; the company hopes to see better results in sales and trading but that is dependent on global conditions and health of the recovery; the decline in equity investment income; that expense will benefit from Project New BAC savings and expected lower legacy mortgage-related costs; continued reductions in bank branches; that Legacy Asset Servicing costs are expected to decline over the four quarters of 2012; that Project New BAC will generate $5 billion in annual savings by 2014 and that the company will exceed the $1 billion cost saving goal expected to be achieved in 2012; the Phase 2 lower cost savings; that lower head count and Project New BAC, along with an improving mortgage environment are expected to result in substantial costs savings in the second half of 2012; that we will continue to make progress in reducing delinquent serviced loans as modifications, foreclosures and short sales outpace new entrants; that improvement in charge-offs is expected to slow but continue to improve; our belief that credit quality (including charge-offs) will continue to improve over the next few quarters, although at a slowing pace; slowing reserve releases; continued capital and capital ratio growth primarily through earnings and, to a lesser extent, lower risk-weighted assets throughout 2012; that we expect the effective tax rate to be around 30 percent; Basel III expectations to be between 7.25% and 7.5% on fully phased-in basis and above 8% on a reported basis by the end of 2012; that the company continues to work very hard to prepare itself for the new Basel capital requirements; continued reductions in risk-weighted assets, including a December 31, 2012 goal of $1.75 trillion, and other deductions from capital; that additional risk-weighted asset mitigation efforts will continue after 2012; the estimated range of possible loss for non-GSE representations and warranties exposure; representations and warranties reserves, expenses and repurchase activity; and other similar matters. These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions that are difficult to predict and are often beyond Bank of America's control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements. You should not place undue reliance on any forward-looking statement and should consider all of the following uncertainties and risks, as well as those more fully discussed under Item 1A. “Risk Factors” of Bank of America's 2010 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011 and in any of Bank of America's subsequent SEC filings: the company's ability to implement, manage and realize the anticipated benefits and expense savings from Project New BAC; the company's timing and determinations regarding any potential revised comprehensive capital plan submission and the Federal Reserve Board's response; the impact and ultimate resolution of the private-label securitization settlement (the settlement) with the Bank of New York Mellon (BNY Mellon) and of any additional claims not addressed by the BNY Mellon settlement or other prior settlement agreements; the company's ability to resolve any representations and warranties claims from GSEs, monolines and private investors; increased repurchase claims and repurchases due to mortgage insurance cancellations, rescissions and denials; the company's failure to satisfy its obligations as servicer in the residential mortgage securitization process; the foreclosure review and assessment process, the effectiveness of the company's response to such process and any governmental or private third-party claims asserted in connection with these foreclosure matters; the ability to achieve resolution in negotiations with law enforcement authorities and federal agencies, including the U.S. Department of Justice and the U.S. Department of Housing and Urban Development, involving mortgage servicing practices, including the timing and any settlement terms; the company's mortgage modification policies, loss mitigation strategies and related results; and any measures or steps taken by federal regulators or other governmental authorities with regard to mortgage loans, servicing agreements and standards, or other matters; the risk of any additional credit ratings downgrades of the U.S. government; the company's credit ratings and the credit ratings of its securitizations, including the risk that the company or its securities will be the subject of additional or further credit ratings downgrades; the impact resulting from international and domestic sovereign credit uncertainties, including the current challenges facing European economies; the level and volatility of the capital markets, interest rates, currency values and other market indices; changes in consumer, investor and counterparty confidence in, and the related impact on, financial markets and institutions, including the company as well as its business partners; legislative and regulatory actions in the U.S and internationally, including the identification and effectiveness of any initiatives to mitigate the negative impacts; the impact of litigation and regulatory investigations, including costs, expenses, settlements and judgments as well as any collateral effects on its ability to do business and access the capital markets; negative economic conditions generally including continued weakness in the U.S. housing market, high unemployment in the U.S., as well as economic challenges in many non-U.S. countries in which we operate; various monetary, tax and fiscal policies of the U.S. and non-U.S. governments. Forward-looking statements speak only as of the date they are made, and Bank of America undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made. 2 Forward-Looking Statements

• This information is preliminary and based on company data available at the time of the presentation • Certain prior period amounts have been reclassified to conform to current period presentation • Certain financial measures contained herein represent non-GAAP financial measures. For more information about the non-GAAP financial measures contained herein, please see the presentation of the most directly comparable financial measures calculated in accordance with GAAP and accompanying reconciliations in the earnings press release and other earnings-related information available through the Bank of America Investor Relations web site at: http://investor.bankofamerica.com 3 Important Presentation Format Information

Key Takeaways • Significant progress made on company transformation • Tier 1 common equity ratio improved 126 bps in 2011 from 8.60% to 9.86% • Incurred significant mortgage-related costs in 2011 – $15.6B representations and warranties provision – $6.3B mortgage-related litigation expense and assessments and waivers costs – $7.3B of other noninterest expense in Legacy Asset Servicing • Further enhanced liquidity • Experienced good client flows • Focus on risk management culture producing results – Net charge-offs improved $13.5B or 39% from 2010 • Headwinds of global economies, housing, interest rates and Eurozone debt crisis persist • Focused on reducing costs 4

Consumers Client Flows 5 • Referrals across business lines in 2011 grew 36% over 2010 • Total average deposits increased $47B, or 5% in 2011 • Long-term assets under management flows of $28B in 2011 • Added 1,700 financial advisors • Completed over 1 million consumer real estate loan modifications • Mobile banking customers grew 45% to 9MM in 2011 • Extended $557B in credit to customers in 2011 • Small business loan originations up approximately 20% over 2010, hired over 500 new small business bankers in 2011 • Increased business with corporate banking clients from 4Q10 to 4Q11 – Average loans and leases grew 29% • Raised $644B of capital for clients during 2011 • Maintained No. 2 global investment banking fee ranking • Recently named Top Global Research Firm of the year for 2011 by Institutional Investor rankings Commercial Clients Institutional Investors

Summary Income Statement and Selected Items Selected Items in 4Q11 Results ($B) 3 6 4Q11 Summary Income Statement ($B) ____________________ 1 Fully taxable-equivalent (FTE) basis. 2 Represents a non-GAAP financial measure. On a GAAP basis, total revenue, net of interest expense, and income tax expense were $24.9B and $441MM for 4Q11. For reconciliation to GAAP financial measures, see the accompanying reconciliations in the earnings press release and other earnings-related information. 3 All items are pre-tax. Total revenue, net of interest expense 1, 2 $25.1 Noninterest expense 19.5 Pre-tax pre-provision 2 5.6 Provision for credit losses 2.9 Income before income taxes 2.7 Income tax expense 1, 2 0.7 Net income $2.0 Gain on sale of CCB shares $2.9 ains on exchanges of trust preferred securities 1.2 Gains on sales of debt securities 1.2 Representations and warranties provision ($0.3) DVA on trading liabiliti s (0.5) Goodwill impairment (0.6) Fair value adjustment on structured liabilities (0.8) Mortgage-related litigation expense (1.5)

Balance Sheet Strengthened While Managing Legacy Issues

Balance Sheet Highlights ($B, except per share amounts)

	December 31 2011	September 30 2011	December 31 2010
Total assets	$2,129.0	$2,219.6	$2,264.9
Total risk-weighted assets	1,284.5	1,359.6	1,456.0
Total deposits	1,033.0	1,041.4	1,010.4
Long-term debt	372.3	399.0	448.4
Tangible common shareholders' equity [1,2]	136.4	134.0	130.9
Tangible common equity ratio [1,2]	6.64%	6.25%	5.99%
Common shareholders' equity	$211.7	$210.8	$211.7
Common equity ratio	9.94%	9.50%	9.35%
Tier 1 common equity	126.7	117.7	125.1
Tier 1 common equity ratio	9.86%	8.65%	8.60%
Tangible book value per common share [1,2]	$12.95	$13.22	$12.98
Book value per common share	20.09	20.80	20.99
Outstanding common shares (in billions)	10.54	10.13	10.09
Global excess liquidity sources	$378	$363	$336
Allowance for loan and lease losses	$33.8	$35.1	$41.9
Coverage of annualized net charge-offs [3]	2.1 x	1.7 x	1.6 x
Coverage of annualized net charge-offs excl. CFC PCI [1,3]	1.6 x	1.3 x	1.3 x
Liability for representations and warranties	15.9	16.3	5.4

[1] Represents a non-GAAP financial measure.
[2] For reconciliation to GAAP financial measures, see the accompanying reconciliations in the earnings press release and other earnings-related information.
[3] Excluding recoveries related to the bulk sale of previously charged-off U.K. credit card loans and home equity lien protection insurance, the coverage of annualized net charge-offs would have been 1.92 and 1.44 times (excluding purchased credit-impaired loans) at December 31, 2011.

7

Tier 1 Common Equity Ratio Improved 121 bps in 4Q11

Key Drivers of Improvement in Tier 1 Common Equity Ratio



8.65%
0.29
0.24
0.07
0.21
0.18
0.10
0.12
9.86%
3Q11
Preferred exchange
CCB sale
Canadian consumer card sale
Net income and DTA
Reductions in market risk
Asset sales and change in loans
Other RWA declines - net
4Q11

- Tier 1 common equity ratio increased 121bps from 3Q11 driven by significant capital actions in the quarter and continued transformation of company's reduction of risk
  - Exchanges of preferred and trust preferred securities for common stock and senior notes benefited Tier 1 common equity ratio by 29bps
    - 400 million common shares issued along with $1.7B discount captured on exchanges of preferred and trust preferred securities, including a $1.2B pre-tax gain
  - Sale of CCB shares benefited Tier 1 common equity ratio by 24bps
  - Sale of Canadian consumer card business benefited Tier 1 common equity ratio by 7bps
- Risk-weighted assets declined $75B during the quarter as a result of:
  - Sales of non-core assets
  - Reduction in risk and proactive capital management

8

Funding and Liquidity • Global Excess Liquidity Sources increased $15B vs. 3Q11 to $378B ‒ Parent company liquidity strong at $125B, up $6B ‒ Parent company debt reduced $17B in 4Q11 ‒ Time-to-required funding at 29 months ‒ Includes more than $60B of parent company unsecured debt that matures in 2012 • Parent company and broker/dealer short-term unsecured funding remained at $0 in 4Q11 • Total long-term debt declined $27B to $372B in 4Q11 9 Global Excess Liquidity Sources ($B) and Time-to-Required Funding (months) 1, 2 1 Global Excess Liquidity Sources include cash and high-quality, liquid, unencumbered securities, limited to U.S. government securities, U.S. agency securities, U.S. agency MBS, and a select group of non- U.S. government and supranational securities, and are readily available to meet funding requirements as they arise. It does not include Federal Reserve Discount Window or Federal Home Loan Bank borrowing capacity. Transfers of liquidity from the bank or broker/dealer subsidiaries are subject to certain regulatory restrictions. 2 Time-to-required funding is a debt coverage measure and is expressed as the number of months unsecured holding company obligations of both Bank of America Corporation and Merrill Lynch & Co., Inc. can be met using only its Global Excess Liquidity Sources without issuing debt or sourcing additional liquidity. For 2Q11, 3Q11 and 4Q11, we have also included in the amount of unsecured contractual obligations the $8.6B liability, including estimated costs, for the previously announced BNY Mellon settlement. $336 $386 $402 $363 $378 24 25 22 27 29 0 5 10 15 20 25 30 $0 $100 $200 $300 $400 $500 $600 $700 4Q10 1Q11 2Q11 3Q11 4Q11 Parent company Bank subsidiaries Broker/dealers Time to Required Funding Long-term Debt ($B) $448 $434 $427 $399 $372 $0 $100 $200 $300 $400 $500 4Q10 1Q11 2Q11 3Q11 4Q11

10 ____________________ 1 FTE basis. Represents a non-GAAP financial measure. On a GAAP basis, net interest income was $10.7B, $10.5B, $11.2B, $12.2B and $12.4B for 4Q11, 3Q11, 2Q11, 1Q11 and 4Q10, respectively. For reconciliation to GAAP financial measures, see the accompanying reconciliations in the earnings press release and other earnings-related information. • Net interest income increased $220MM and net interest yield increased 13bps to 2.45% from 3Q11 – Positive impacts in 4Q11 vs. 3Q11 include:  Less premium amortization and hedge ineffectiveness  Lower long-term debt balances and rates paid on deposits – Partially offset by:  Reductions from declines in consumer balances and yields  Further declines in interest rates, particularly in mortgages  Decision to not fully reinvest in debt securities – Our overall interest rate risk position continues to be asset sensitive Net Interest Income ($MM) 1 Net Interest Income $11,559 $11,346 $10,579 $9,789 $10,061 $12,709 $12,397 $11,493 $10,739 $10,959 2.69% 2.67% 2.50% 2.32% 2.45% 3.29% 3.26% 3.06% 2.79% 2.94% 0.00% 0.60% 1.20% 1.80% 2.40% 3.00% 3.60% $0 $5,000 $10,000 $15,000 $20,000 4Q10 1Q11 2Q11 3Q11 4Q11 Core NII Market-based NII Reported net interest yield Net interest yield excl. maket-based

Deposits

$ in millions	4Q11	Inc/(Dec) 3Q11	4Q10
Net interest income [1]	$1,998	$11	($8)
Noninterest income	1,082	(50)	85
Total revenue, net of interest expense	3,080	(39)	77
Provision for credit losses	57	5	16
Noninterest expense	2,798	171	(472)
Income tax expense [1]	84	(80)	192
Net income	$141	($135)	$341

Key Indicators	4Q11	3Q11	4Q10
Average deposits ($B)	$417.1	$422.3	$413.2
End of period deposits	$421.9	$424.3	$415.2
Client brokerage assets ($B)	66.6	61.9	63.6
Rate paid on deposits	0.23%	0.25%	0.35%
Number of banking centers	5,702	5,715	5,856
Mobile banking customers (MM)	9.2	8.5	6.3
Return on average economic capital [2]	9.5%	18.8%	n/m

- Net income of $141MM was down $135MM from 3Q11 driven by elevated FDIC expense
- Average deposit balances decreased 1.2% compared to the third quarter driven by a decline in non-core higher interest time deposits
- Rate paid on deposits declined 2bps to 0.23% due to pricing discipline and shift in the mix of deposits. Rate paid fell 12 bps compared to 4Q10
- Expenses increase driven by higher FDIC expense
- Banking center optimization continues as we closed a net of 13 branches in 4Q11 and 154 for the full year
- Expanded our locally based small business bankers to over 600 as of 4Q11, on target to hit 1,000 in 2012

[1] FTE basis.
[2] Calculated as net income adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average economic capital. Economic capital represents allocated equity less goodwill and a percentage of intangible assets. Represents a non-GAAP financial measure. For reconciliations to GAAP financial measures, see the accompanying reconciliations in the earnings press release and other earnings-related information.
n/m = not meaningful

11

Card Services

$ in millions	4Q11	Inc/(Dec) 3Q11	4Q10
Net interest income [1]	$2,765	($57)	($647)
Noninterest income	1,295	(388)	(650)
Total revenue, net of interest expense	4,060	(445)	(1,297)
Provision for credit losses	1,138	101	(708)
Noninterest expense	1,393	(64)	(70)
Income tax expense [1]	507	(241)	(252)
Net income	$1,022	($241)	($267)

Key Indicators ($ in billions)	4Q11	3Q11	4Q10
Average loans and leases	$121.1	$123.5	$136.7
End of period loans and leases	120.7	122.2	137.0
Delinquent dollars 30+ days	4.8	5.1	7.6
30+ days delinquency ratio	4.0%	4.1%	5.6%
Delinquent dollars 90+ days	$2.6	$2.7	$4.2
90+ days delinquency ratio	2.1%	2.2%	3.1%
Net charge-offs	$1.8	$2.0	$3.3
as a % of avg. loans	5.7%	6.5%	9.7%
Credit card purchase volumes	$56.1	$53.6	$53.8
Debit card purchase volumes	63.7	62.8	60.9
Return on average economic capital [2]	40.5%	49.3%	40.3%

- Net income of $1.0B was down $241MM compared to 3Q11.
- Revenue declined as a result of the implementation of the Durbin Amendment which became effective on October 1, 2011 and had a $430MM impact
- End of period loans declined $1.6B from 3Q11 due to divestitures and the run-off of non-core portfolios, partially offset by increased volume related to seasonal spend
  - Divested $2.4B non-core U.S. consumer and small business card receivables during 4Q11
  - Non-core run-off portfolios declined $1.0B from 3Q11
- Credit card purchase volume increased seasonally 5% from 3Q11 and is up 6% from 4Q10, adjusted for portfolio divestitures
- New U.S. credit card accounts are down seasonally from 3Q11, but are up 53% from 4Q10
- Provision expense increased $101MM from 3Q11
  - Net charge-offs improved $277MM while we reduced reserves by $378MM less than 3Q11
  - U.S. credit card net losses improved for the 9th consecutive quarter while 30+ day delinquency rate improved for the 11th consecutive quarter

[1] FTE basis.

[2] Calculated as net income adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average economic capital. Economic capital represents allocated equity less goodwill and a percentage of intangible assets. Represents a non-GAAP financial measure. For reconciliations to GAAP financial measures, see the accompanying reconciliations in the earnings press release and other earnings-related information.

12

Global Wealth & Investment Management

$ in millions	4Q11	Inc/(Dec) 3Q11	4Q10
Net interest income [1]	$1,495	$84	$70
Noninterest income	2,669	(150)	(67)
Total revenue, net of interest expense	4,164	(66)	3
Provision for credit losses	118	(44)	(37)
Noninterest expense	3,649	133	160
Income tax expense [1]	148	(57)	(50)
Net income	$249	($98)	($70)

Key Indicators ($ in billions)	4Q11	3Q11	4Q10
Total client balances	$2,135.8	$2,063.3	$2,181.3
Average loans and leases	102.7	102.8	100.3
Average deposits	249.8	255.7	246.3
Liquidity AUM flows	1.0	(2.6)	(8.1)
Long-term AUM flows	4.5	4.5	5.6
Financial advisors (in thousands)	17.3	17.1	15.6
Pre-tax margin	9.5%	13.0%	12.4%
Return on average economic capital [2]	14.1%	19.7%	18.0%

- Net income of $249MM was down $98MM from 3Q11 on lower market driven revenue and higher expenses
- Reduced revenue due to lower investment and brokerage income driven by suppressed 3Q11 market levels and lower transactional activity
- Client balances increased 3.5% driven by higher 4Q11 market levels and strong AUM flows
- While average deposits declined $5.9B from 3Q11, end of period deposits were up $2.0B
- Expenses increased driven by high costs in certain areas including litigation expenses and other related losses, severance and FDIC expense
- Provision expense declined on fewer delinquencies and improving portfolio trends in residential mortgage
- 10th consecutive quarter of increased client-facing associates driven by the net addition of 214 Financial Advisors in 4Q11

[1] FTE basis.

[2] Calculated as net income adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average economic capital. Economic capital represents allocated equity less goodwill and a percentage of intangible assets. Represents a non-GAAP financial measure. For reconciliations to GAAP financial measures, see the accompanying reconciliations in the earnings press release and other earnings-related information.

13

Global Commercial Banking

$ in millions	4Q11	Inc/(Dec) 3Q11	Inc/(Dec) 4Q10
Net interest income [1]	$1,756	$13	($109)
Noninterest income	800	10	51
Total revenue, net of interest expense	2,556	23	(58)
Provision for credit losses	(146)	4	(10)
Noninterest expense	1,039	21	(22)
Income tax expense [1]	615	-	(21)
Net income	$1,048	($2)	($5)

Key Indicators ($ in billions)	4Q11	3Q11	4Q10
Average loans and leases	$187.9	$188.0	$195.3
Average deposits	176.0	173.8	156.7
End of period deposits	176.9	171.3	161.3
Reservable utilized criticized exposure	20.3	22.8	32.8
Nonperforming loans, leases and foreclosed properties	5.6	6.6	8.7
Credit revenue	1.3	1.4	1.5
Treasury revenue	1.3	1.2	1.1
Return on average economic capital [2]	20.8%	20.8%	18.8%

- Net income of $1.0B was flat to 3Q11
- Average deposits were up $2.2B
- Average loans were flat to 3Q11
  - Commercial and Industrial loan growth of $1.7B, or 1.6%, was offset by declines in Commercial Real Estate of $1.9B driven primarily through management of criticized assets
  - Lower average balances compared to 4Q10 were a result of a $9.6B rundown in commercial real estate
- Middle market revolver utilization rates were flat at 33.2%
- Asset quality continued to improve
  - Net charge-offs declined $83MM
  - Nonperforming loans and foreclosed properties declined $1.0B to $5.6B
  - Reservable utilized criticized exposure declined 11%

[1] FTE basis.

[2] Calculated as net income adjusted for cost of funds and earnings credit and certain expenses related to intangibles, divided by average economic capital. Economic capital represents allocated equity less goodwill and a percentage of intangible assets. Represents a non-GAAP financial measure. For reconciliations to GAAP financial measures, see the accompanying reconciliations in the earnings press release and other earnings-related information.

14

Global Banking & Markets

$ in millions	4Q11	Inc/(Dec) 3Q11	4Q10
Net interest income [1]	$1,733	($113)	($256)
Noninterest income	1,989	(1,387)	(1,386)
Total revenue, net of interest expense	3,722	(1,500)	(1,642)
Provision for credit losses	(27)	(42)	85
Noninterest expense	4,287	(193)	(34)
Income tax benefit [1]	(105)	(1,134)	(591)
Net loss	($433)	($131)	($1,102)

Key Indicators ($ in billions)	4Q11	3Q11	4Q10
Average loans and leases	$130.6	$120.1	$100.6
Average deposits	115.3	121.4	104.7
Average trading-related assets	446.1	490.4	485.2
Global Markets risk-weighted assets [2]	228.8	255.8	274.2
Sales and trading revenue excl. DVA [3]	1.9	1.1	2.4
Investment banking fees	1.0	1.0	1.6
Average VaR ($ in MM) [4]	88.4	163.7	157.1
Return on average economic capital [5]	n/m	n/m	7.3%

- 4Q11 had a net loss of $433MM compared to a net loss of $302MM in 3Q11 due to lower sales and trading revenues. 3Q11 results included DVA gains of $1.7B versus 4Q11 DVA losses of $474MM
- Revenue declined $1.5B driven by the $2.2B change in DVA
  - Excluding DVA, sales and trading revenue of $1.9B increased $787MM from 3Q11 and was down $565MM from 4Q10
  - Investment banking revenue was flat compared to 3Q11 and down $537MM from 4Q10
- Global Markets Basel I RWA of $228.8B were $27.0B lower than 3Q11 due to reductions in trading risk and balance sheet improvements
- Average loan and lease balances increased $10.5B, or 9%, from 3Q11 primarily from growth in domestic and international commercial loans and international trade finance within the Corporate Bank
- While average deposit balances declined $6.1B from 3Q11, end of period deposits increased $6.6B

[1] FTE basis.
[2] Risk-weighted assets as defined under Basel I rules.
[3] Included in sales and trading revenue is a $228MM loss related to a single monoline exposure.
[4] VaR model uses historical simulation approach based on three years of historical data and an expected shortfall methodology equivalent to a 99% confidence level.
[5] Calculated as net income adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average economic capital. Economic capital represents allocated equity less goodwill and a percentage of intangible assets. Represents a non-GAAP financial measure. For reconciliations to GAAP financial measures, see the accompanying reconciliations in the earnings press release and other earnings-related information.
n/m = not meaningful

15

Global Banking & Markets Revenue ($MM) 16 4Q11 3Q11 4Q10 Sales and trading revenue Fixed income, currency and commodities $723 ($1,097) ($944) Equity income 660 (300) (127) Total sales and trading revenue $1,383 ($1,397) ($1,071) Sales and trading revenue (excluding DVA) Fixed income, currency and commodities $1,218 $904 ($416) Equity income 640 (117) (149) Total sales and trading revenue (excluding DVA) $1,858 $787 ($565) Investment banking fees 1 Advisory $273 $ - ($63) Debt issuance 535 56 (273) Equity issuance 238 (58) (201) Total investment banking $1,046 ($2) ($537) Inc/ (Dec) • A challenging trading environment continues as markets remain volatile and customers remain risk-averse reflecting ongoing concerns of sovereign debt, economic activity and political uncertainty – 4Q11 FICC results excluding DVA rebounded from 3Q11 levels due to less volatility, a tightening spread environment and reduction in counterparty valuation adjustment (CVA), although these are still at historically elevated levels – Global Equities recorded lower revenue from 3Q11 primarily due to lower volumes and commission-related revenue • Bank of America Merrill Lynch ranked #2 globally in Investment Banking fees with a 7% market share in 4Q11 ____________________ 1 Includes self-led deals.

Consumer Real Estate Services (CRES)

$ in millions	4Q11 Reported	4Q11 Less Adjustments	Adjusted [1]
Total revenue, net of interest expense [2]	$3,276	($263)	$3,539
Provision for credit losses	1,001	-	1,001
Noninterest expense	4,596	1,465	3,131
Income tax benefit [2]	(862)	(642)	(220)
Net loss	($1,459)	($1,086)	($373)

$ in millions	3Q11 Reported	3Q11 Less Adjustments	Adjusted [1]
Total revenue, net of interest expense [2]	$2,822	($278)	$3,100
Provision for credit losses	918	-	918
Noninterest expense	3,852	640	3,212
Income tax benefit [2]	(811)	(382)	(429)
Net loss	($1,137)	($536)	($601)

Selected CRES related items ($ in millions) [3]	4Q11	3Q11
Representations and warranties provision	($263)	($278)
Litigation expense	(1,465)	(290)
Assessments and waivers costs	-	(350)

- 4Q11 net loss of $1.5B was an increase of $322MM over 3Q11
- 4Q11 included selected items of $1.7B, including $1.5B in litigation expense and $263MM in representations and warranties provision primarily related to the GSEs, compared to selected items of $918MM in 3Q11
- The exit of the correspondent mortgage business and a drop in retail market share resulted in a decline in originations and production earnings
- During 4Q11, the MSR asset decreased by $503MM from $7.9B in 3Q11 to $7.4B
  - The capitalized MSR rate ended the period at 54 bps vs. 52 bps in 3Q11

Key Indicators ($ in billions)	4Q11	3Q11	4Q10
Average loans and leases	$117.0	$120.1	$124.9
Total Corporation home loan originations:			
First mortgage	21.6	33.0	84.7
Home equity	0.8	0.8	2.1
MSR, end of period (EOP)	7.4	7.9	14.9
Capitalized MSR (bps)	54	52	92
Serviced for others (EOP, in trillions)	1.4	1.5	1.6
Net interest income [2]	0.8	0.9	1.1
Servicing income	2.1	1.3	1.3
Core production income	0.5	0.8	1.6
Reps and warranties provision	(0.3)	(0.3)	(4.1)

[1] Represents a non-GAAP financial measure.
[2] FTE basis.
[3] Items shown are on a pre-tax basis.

17

18 Legacy Asset Servicing (within CRES) ____________________ 1 Serviced by LAS associates. 2 Selected items include litigation expense and assessments and waivers costs. These items are listed on slide 17. 3 Staffing includes ending full-time equivalent associates, offshore associates and contractors. N/R = not reported. • Made significant progress in 4Q11 reducing total LAS loans serviced by 644K from 4.1MM loans to 3.5MM – 510K of servicing sales and other strategic transfers drove the decline • 60+ days delinquent loans serviced declined 8% or 91K to 1,067K • Legacy Asset Servicing noninterest expense of $2.0B, excluding litigation expense, increased in the quarter as staffing for default servicing increased to 48.5K associates – We expect this to be near the peak in terms of staffing levels 3Q11 4Q10 Total LAS first-lien servicing (# of loans in thousands) 1 3,471 (644) (1,189) 60+ days delinquent first mortgages in servicing portfolio (# of loans in thousands) 1 1,067 (91) (305) Noninterest expense (excl. selected items) ($B) 2 $2.0 $0.2 N/R Staffing (in thousands) 3 48.5 3.7 13.1 Inc / (Dec) 4Q11 Legacy Asset Servicing Highlights

All Other [1]

$ in millions	4Q11	Inc/(Dec) 3Q11	Inc/(Dec) 4Q10
Total revenue, net of interest expense [2]	$4,288	($1,983)	$2,599
Provision for credit losses	793	(580)	(1,344)
Noninterest expense	1,760	1,097	480
Income tax expense [2]	312	812	2,603
Net income	$1,423	($3,312)	$860

Key Indicators ($ in billions)	4Q11	3Q11	4Q10
Average loans and leases	$272.8	$286.8	$282.1
Average deposits	46.1	52.9	55.3
Book value of Global Principal Investments	5.6	6.9	11.6
Total BAC equity investment exposure	19.0	26.9	48.7

- Net income of $1.4B was primarily driven by increased equity investment income and the $1.2B gain on exchanges of trust preferred securities, partially offset by the loss on the fair value of structured liabilities
- Revenue was impacted by the following selected items:

$ in millions	4Q11	3Q11	4Q10
FVO on structured liabilities	($814)	$4,506	($1,189)
Gains on sales of debt securities	1,102	697	858
Equity investment income	3,107	1,381	1,499
Gains on capital exchanges	1,200	-	-

- Equity investment income included the gain on sale of CCB shares of $2.9B in 4Q11 compared to $3.6B in 3Q11, partially offset by losses in other equity investments in 3Q11
- Noninterest expense increased from 3Q11 due primarily to a goodwill impairment charge of $581MM related to a change in the estimated value of the European consumer card businesses

[1] All Other consists primarily of equity investments, the residential mortgage portfolio associated with ALM activities, the residual impact of the cost allocation process, merger and restructuring charges, intersegment eliminations, fair value adjustments related to structured liabilities and the results of certain consumer finance, investment management and commercial lending businesses that are being liquidated. During the third quarter of 2011, as a result of the decision to exit the international consumer card businesses, the international consumer card business results were moved to All Other and prior periods have been reclassified.

[2] FTE basis.

19

20 Noninterest Expense ($MM) 4Q11 3Q11 Inc/(Dec) Noninterest expense Personnel 8,761$ 8,865$ (104)$ Occupancy 1,131 1,183 (52) Equipment 525 616 (91) Marketing 523 556 (33) Professional fees 1,032 937 95 Amortization of intangibles 365 377 (12) Data processing 688 626 62 Telecommunications 386 405 (19) Other general operating 5,429 3,872 1,557 Merger and restructuring 101 176 (75) Goodwill impairment 581 - 581 Total noninterest expense 19,522$ 17,613$ 1,909$ • 4Q11 showed good progress across most categories of expense • Personnel decrease driven by – 7K reduction in FTE headcount – Somewhat offset by higher default servicing costs and an increase in severance costs • Other general operating expense increased $1.6B from 3Q11 – Litigation increased $1.3B from 3Q11 – Higher FDIC expense • Includes $581MM goodwill impairment for European consumer card business

“New BAC” – Managing Costs Across the Company 21 • Implementation began end of 2011 • Goal of annual cost savings of $5B, about 18% of the total Phase 1 base • Goal of full annualized run-rate expected by end of 2013 • Previous guidance expected 20% achievement in 2012 • Work is well underway and ahead of schedule Phase 1 Deposits / Card / Home Loans / Global Tech and Ops / Support areas • Evaluations began in 4Q11 with implementation expected to begin Spring 2012 • Phase 2 expense base dollars roughly equal to Phase 1 • Lower headcount base in Phase 2 versus Phase 1 • Expect cost reductions will come faster than Phase 1 work while overall dollar results are likely to be lower than Phase 1 based on early analysis Phase 2 Commercial Banking / GWIM / Global Corporate Banking / Global Markets / Support Areas • Default-related servicing costs are expected to decline as the portfolio is liquidated • Costs associated with businesses exited are declining Sold/Liquidating Businesses Legacy Asset Servicing / International Consumer Card / Balboa / Correspondent • Merger charges ended in 4Q11 Other Expenses Amortization / FDIC insurance / Litigation settlements / Waivers and assessments / Merger charges

• Net charge-offs declined $937MM in 4Q11 compared to 3Q11 – Driven primarily by continued improvement in the U.S. credit card and consumer real estate portfolios – 4Q11 decline includes recoveries of approximately $375MM from the sale of previously charged-off U.K. credit card loans and lien protection insurance in home equity • 30+ days performing delinquencies (excluding fully insured home loans) improved for the 11th consecutive quarter, down $489MM • Nonperforming loans and foreclosed properties continued to decline • Total provision expense was $3.2B ($3.5B charge-offs and reserve reduction of $384MM) • $29.6B allowance for loan and lease losses provides coverage for 4.88% of loans compared to $30.3B and 4.90% coverage in 3Q11 – Allowance covers 2.11 times current period annualized net charge-offs compared to 1.70 times in 3Q11 (excluding PCI allowance: 1.51 times in 4Q11 vs. 1.24 times in 3Q11) 22 ____________________ 1 Excludes FHA-insured loans and other loans individually insured under long-term standby agreements. 2 Represents a non-GAAP financial measure. 3 Excludes FVO loans. Consumer Net Charge-offs ($MM) Consumer Credit Trends $ in millions 3Q11 4Q10 Net charge-offs $3,538 ($937) ($2,316) 30+ days performing delinquencies 1 12,063 (489) (5,848) Nonperforming loans and foreclosed properties 20,759 (280) (1,344) Provision expense 3,154 (312) (2,063) Allowance for loan and lease losses 29,648 (609) (5,067) Allowance for loan a d lease losses excl. CFC PCI 2 21,189 (829) (7,192) % coverage of lo s and leases 3 4.88% (2)bps (52)bps % coverage of lo s a leases excl. CFC PCI 2, 3 3.68% (8)bps (98)bps # times of ann aliz net charge-offs 2.11x 0.41x 0.62x # times of annualized ne charge-offs excl. CFC PCI 2 1.51x 0.27 x 0.29 x 4Q11 Inc/(Dec) $834 $939 $1,396 $284 $63 $0 $500 $1,000 $1,500 $2,000 $2,500 $3,000 4Q10 1Q11 2Q11 3Q11 4Q11 Residential mortgage Home equity Credit card Direct/Indirect Other Consumer

23 ____________________ 1 Excludes FHA-insured loans and other loans individually insured under long-term standby agreements. 2 Excludes PCI loans. Residential Mortgage, 30+ Days Performing Past Due ($B,%) 1, 2 Home Equity, 30+ Days Performing Past Due ($B,%) 2 Residential Mortgage and Home Equity 30+ Days Performing Delinquencies $7.6 $7.1 $5.1 $4.4 $4.3 $4.0 $4.0 3.2% 3.1% 2.8% 2.6% 2.5% 2.4% 2.5% 0.0% 0.5% 1.0% 1.5% 2.0% 2.5% 3.0% 3.5% $2.5 $3.5 $4.5 $5.5 $6.5 $7.5 $8.5 4Q08 4Q09 4Q10 1Q11 2Q11 3Q11 4Q11 30+ days past due 30+ days past due % $2.7 $2.2 $1.9 $1.8 $1.7 $1.7 $1.7 1.9% 1.6% 1.5% 1.5% 1.4% 1.5% 1.5% 0.0% 0.5% 1.0% 1.5% 2.0% $1.0 $1.5 $2.0 $2.5 $3.0 4Q08 4Q09 4Q10 1Q11 2Q11 3Q11 4Q11 30+ days past due 30+ days past due %

24 Residential Mortgage NPAs ($MM) Home Equity NPAs ($MM) Consumer Nonperforming Loans, Leases and Foreclosed Properties (NPAs) $4,942 $4,790 $4,607 $4,584 $4,613 $13,734 $13,703 $13,364 $13,092 $12,783 $18,676 $18,493 $17,971 $17,676 $17,396 $0 $5,000 $10,000 $15,000 $20,000 $25,000 4Q10 1Q11 2Q11 3Q11 4Q11 Resi < 180 days past due Resi ≥ 180 days past due $1,778 $1,625 $1,433 $1,368 $1,390 $985 $1,008 $984 $1,029 $1,120 $2,763 $2,633 $2,417 $2,397 $2,510 $0 $1,000 $2,000 $3,000 $4,000 4Q10 1Q11 2Q11 3Q11 4Q11 Home Equity <180 days past due Home Equity ≥ 180 days past due • Consumer Real Estate NPAs continue to show modest improvement as total balances have declined six straight quarters • Residential Mortgage NPAs declined from 3Q11 as charge-offs, paydowns and returns to performing status continue to outpace new nonaccrual loans. Home Equity NPAs increased from 3Q11 driven by inflows outpacing charge-offs and returns to performing status

• Net charge-offs decreased $95MM in 4Q11 compared to 3Q11 – Driven by the absence of a commercial real estate bulk sale in 3Q11 • Nonperforming loans, leases and foreclosed properties decreased $1.1B (13%) from 3Q11 and $3.6B (34%) from 4Q10 – 8th consecutive quarter with declines; 48% decline from 4Q09 peak • Reservable criticized decreased $3.7B (12%) from 3Q11 and $15.4B (36%) from 4Q10 – 9th consecutive quarter with declines; 55% decline from 3Q09 peak • Total provision benefit of $220MM includes unfunded lending commitments – Recorded a reserve reduction of $736MM • $4.1B allowance for loan and lease losses now covers 2.02 times current period annualized net charge-offs compared to 1.99 times in 3Q11 25 ____________________ 1 Includes FVO loans. 2 Excludes FVO loans. Commercial Net Charge-offs ($MM) Commercial Credit Trends $ in millions 3Q11 4Q10 Net charge-offs $516 ($95) ($413) C&I ending loans (growth 3% vs. 3Q11, 15% vs. 4Q10) 1 241,982 8,107 31,126 Nonperforming loans, leases and foreclosed properties 6,949 (1,071) (3,612) Reservable criticized 27,247 (3,654) (15,374) Provision expens (220) (161) (132) Allowance for loan a d lease losses 4,135 (690) (3,035) % coverage of loans and leases 2 1.33% (26)bps (111)bps # times annualized net charge-offs 2.02x 0.03 x 0.08x 4Q11 Inc/(Dec) $96 $188 $200 $0 $100 $200 $300 $400 $500 4Q10 1Q11 2Q11 3Q11 4Q11 Commercial & Industrial Small business Commercial real estate

3.5% 4.0% 4.5% 4.5% 4.5% 4.5% 4.5% 0.6% 1.25% 1.9% 2.5% 3.5% 4.0% 4.5% 0.0% 2.0% 4.0% 6.0% 8.0% 10.0% 2013 2014 2015 2016 2017 2018 2019 SIFI up to 250 bps Capital Conservation Buffer Tier 1 Common Minimum 1/1/2013 0% 1/1/2014 20% 1/1/2015 40% 1/1/2016 60% 1/1/2017 80% 1/1/2018 100% 1/1/2019 100% Capital Deduction Phase-In Basel III 26 • December 31, 2012 risk-weighted assets (RWA) goal of $1.75T 2 – Updated from previous $1.8T goal 2 – RWA reduced $172B under Basel 1 in 2011 • Additional RWA mitigation efforts have been identified and will continue after December 31, 2012 • Have actively mitigated against Basel III capital numerator deductions which phase in starting in 2014 – Addressed deductions associated with minority interest in financial institution ownership stakes – Aggressively reducing MSRs – DTA balances expected to decline as more earnings are generated • Tier 1 Common Equity Ratio under Basel III expected to be in a range of 7.25 - 7.5% (fully phased-in) YE12 2 – Previous guidance was a range of 6.75% - 7.0% 2 Basel Capital Requirements 1 ____________________ 1 Based on BCBS’ Basel III: A global regulatory framework for more resilient banks and banking systems, issued December 2010 and revised June 2011 and the press release on global systemically important banks dated June 25, 2011. Data assumes no counter-cyclical capital buffer in effect. 2 Assumes approval of all regulatory models.

2012 Commentary 27 • Headwinds of global economies, housing prices, interest rates and Eurozone debt crisis persist • Net interest income expected to remain muted ‒ Modest core loan growth expected to partially offset divestitures and run-off portfolios ‒ Compression as higher yielding assets mature will be partially offset by continued reductions in long- term debt footprint • Consumer noninterest revenue lines expected to be highly correlated with economy • Market-related revenue of investment banking, sales and trading, and investment and brokerage is dependent on market environment • Charge-off improvement is expected to continue while reserve releases are expected to slow • Expense expected to benefit from heightened focus on savings including New BAC savings and lower legacy mortgage-related costs compared to 2011 • Entering 2012 with higher capital, liquidity and combined reserves for credit, representations and warranties, and litigation than any year in company history

Appendix

Full-Year Income Statement 29 FY2011 FY2010 Inc/(Dec) Revenue, net of interest expense (FTE) 1, 2 $94.4 $111.4 ($17.0) Provision for credit losses 13.4 28.4 (15.0) Noninterest expense 3 80.3 83.1 (2.8) Pre-tax income (loss) 0.7 (0.1) 0.8 Income tax expense (benefit) (FTE) 1, 4 (0.7) 2.1 (2.8) Net income (loss) 1.4 (2.2) 3.6 Preferred stock dividends 1.3 1.4 (0.1) Net income (loss) applicable to common shareholders $0.1 ($3.6) $3.7 Average diluted common shares (MM) 10,254.8 9,790.5 464.3 Diluted earnings (loss) per common share $0.01 ($0.37) $0.38 Excluding goodwill impairment charges 1 Noninterest expense $77.1 $70.7 $6.4 Pre-tax income 3.9 12.3 (8.) Net income 4.6 0.2 (5.6) t i c applicable to common shareholders 3.3 8.8 ( .5) Diluted earnings per common share $0.32 $0.86 ($0.54) Income Statement Highlights ($B, except per share amounts) ____________________ 1 Represents a non-GAAP financial measure. For a reconciliation to GAAP financial measures, see the accompanying reconciliations in the earnings press release and other earnings-related materials. 2 On a GAAP basis, revenue, net of interest expense, was $93.5B and $110.2B for 2011 and 2010. 3 Includes goodwill impairment charges of $3.2B and $12.4B for 2011 and 2010. 4 On a GAAP basis, income tax benefit was $1.7B in 2011 and income tax expense was $915MM in 2010.

30 Risk-weighted Assets ($B) Tier 1 Common Equity Ratio and Tier 1 Capital Ratio Regulatory Capital 8.60% 8.64% 8.23% 8.65% 9.86% 11.24% 11.32% 11.00% 11.48% 12.40% 7.0% 8.0% 9.0% 10.0% 11.0% 12.0% 13.0% 4Q10 1Q11 2Q11 3Q11 4Q11 Tier 1 common equity ratio Tier 1 capital ratio $1,456 $1,433 $1,393 $1,360 $1,284 $0 $500 $1,000 $1,500 $2,000 4Q10 1Q11 2Q11 3Q11 4Q11

4Q11 Results by Business Segment ($MM)

	Total Corporation	Deposits	Card Services	Consumer Real Estate Services	Global Commercial Banking	Global Banking & Markets	Global Wealth & Investment Management	All Other
Net interest income [1,2]	**$10,959**	$1,998	$2,765	$809	$1,756	$1,733	$1,495	$403
Card income (loss)	**1,478**	(3)	1,306	-	88	31	(34)	90
Service charges	**1,982**	1,036	4	-	519	403	20	-
Investment and brokerage services	**2,694**	40	-	-	6	469	2,190	(11)
Investment banking income (loss)	**1,013**	1	-	-	9	1,046	73	(116)
Equity investment income	**3,227**	-	2	6	47	35	30	3,107
Trading account profits (losses)	**280**	-	-	-	(2)	261	34	(13)
Mortgage banking income (loss)	**2,119**	-	-	2,330	-	16	7	(234)
Insurance income (loss)	**143**	3	25	(3)	1	-	76	41
Gains on sales of debt securities	**1,192**	-	27	54	1	8	-	1,102
All other income (loss)	**59**	5	(69)	80	131	(280)	273	(81)
Total noninterest income	**14,187**	1,082	1,295	2,467	800	1,989	2,669	3,885
Total revenue, net of interest expense [1,2]	**25,146**	3,080	4,060	3,276	2,556	3,722	4,164	4,288
Total noninterest expense	**19,522**	2,798	1,393	4,596	1,039	4,287	3,649	1,760
Pre-tax, pre-provision earnings (loss) [1]	**5,624**	282	2,667	(1,320)	1,517	(565)	515	2,528
Provision for credit losses	**2,934**	57	1,138	1,001	(146)	(27)	118	793
Income (loss) before income taxes	**2,690**	225	1,529	(2,321)	1,663	(538)	397	1,735
Income tax expense (benefit) [1,2]	**699**	84	507	(862)	615	(105)	148	312
Net income (loss)	**$1,991**	$141	$1,022	($1,459)	$1,048	($433)	$249	$1,423

[1] FTE basis. FTE basis for the Total Corporation and pre-tax, pre-provision are non-GAAP financial measures.
[2] For reconciliations to GAAP financial measures, see the accompanying reconciliations in the earnings press release and other earnings-related information.

31

CRES Financial Results ($MM)

	4Q11			
	Home Loans	Legacy Asset Servicing	Other [1]	Total CRES
Net interest income [2]	$444	$384	($19)	$809
Noninterest income:				
Mortgage banking income	727	439	1,164	2,330
Insurance loss	(3)	-	-	(3)
All other income	100	40	-	140
Total noninterest income	824	479	1,164	2,467
Total revenue, net of interest expense	1,268	863	1,145	3,276
Provision for credit losses	63	938	-	1,001
Noninterest expense	1,101	3,496	(1)	4,596
Income (loss) before income taxes	104	(3,571)	1,146	(2,321)
Income tax expense (benefit) [2]	39	(1,327)	426	(862)
Net income (loss)	$65	($2,244)	$720	($1,459)
Balance Sheet				
Average				
Total loans and leases	$54,300	$62,693	-	$116,993
Total earning assets	63,736	65,985	$10,068	139,789
Total assets	65,801	82,723	23,239	171,763
Allocated equity	n/a	n/a	n/a	14,757
Economic capital [3]	n/a	n/a	n/a	14,757
Period end				
Total loans and leases	$52,369	$59,990	-	$112,359
Total earning assets	58,822	63,331	$10,228	132,381
Total assets	61,417	79,023	23,272	163,712

[1] The Other component within CRES includes the results of certain MSR activities, including net hedge results, together with any related assets or liabilities used as economic hedges.
[2] FTE basis.
[3] Economic capital represents allocated equity less goodwill and a percentage of intangible assets (excluding mortgage servicing rights). Represents a non-GAAP financial measure. For reconciliation to GAAP financial measures, see the accompanying reconciliations in the earnings press release and other earnings-related information.

n/a = not applicable.

32

Representations and Warranties Information

Representations and Warranties

Liability for Representations and Warranties ($MM)

	4Q10	1Q11	2Q11	3Q11	4Q11
Beginning Balance	$4,402	$5,438	$6,220	$17,780	$16,271
Additions for new sales	8	7	3	3	7
Provision	4,140	1,013	14,037	278	263
Charge-offs	(3,028)	(238)	(2,480)	(1,790)	(683)
Other	(84)	-	-	-	-
Ending Balance	$5,438	$6,220	$17,780	$16,271	$15,858

New Claim Trends ($MM)

	4Q10	1Q11	2Q11	3Q11	4Q11	Mix [1]
Pre 2005	$455	$130	$210	$95	$77	*3%*
2005	957	409	431	668	751	*13%*
2006	2,105	1,584	763	925	1,400	*27%*
2007	1,775	2,253	1,746	1,493	2,168	*44%*
2008	351	483	389	451	331	*10%*
Post 2008	105	128	158	164	126	*3%*
New Claims	$5,748	$4,987	$3,697	$3,796	$4,853	
% GSEs	*57%*	*88%*	*90%*	*87%*	*68%*	
Rescinded claims	$4,106	$934	$3,772	$1,454	$1,229	
Approved repurchases	3,934	1,109	2,002	2,241	1,170	
Outstanding claims	10,687	13,564	11,580	11,672	14,252	
% GSEs	*26%*	*39%*	*44%*	*40%*	*44%*	

Outstanding Claims by Counterparty ($MM)

	4Q10	1Q11	2Q11	3Q11	4Q11
GSEs	$2,821	$5,350	$5,081	$4,721	$6,258
Monolines	4,678	4,979	3,052	3,058	3,082
Other [2]	3,188	3,235	3,447	3,893	4,912
Total	$10,687	$13,564	$11,580	$11,672	$14,252

- Total representations and warranties provision for the quarter was $263MM primarily related to the GSEs which is consistent with 3Q11
- Estimated range of possible loss related to non-GSE representations and warranties exposure could be up to $5B over existing accruals at December 31, 2011. The company is not currently able to reasonably estimate the possible loss or range of possible loss with respect to GSE representations and warranties exposure over existing accruals at December 31, 2011
- Increase in other new claims is primarily related to repurchase requests received from trustees on private-label securitization transactions not included in the BNY Mellon settlement
- Our repurchase experience with the GSEs continues to evolve and their repurchase requests and resolution processes remain inconsistent with our interpretation of our contractual obligations. These developments have resulted in an increase in claims outstanding from the GSEs. We intend to repurchase loans to the extent required under the contracts and standards that govern our relationships with the GSEs

[1] Represents mix of new claims for 2011.
[2] Includes $1.7B in demands from private-label securitization investors who do not have the right to demand repurchase of loans directly. However, inclusion of these claims does not mean we believe that the claimant has satisfied the contractual thresholds to direct the securitization trustee to take action or that these claims are otherwise procedurally or substantively valid. A claimant has filed litigation against the company relating to certain of these claims. This $1.7B in claims relates to loans underlying securitizations included in the settlement with BNY Mellon, as trustee. If the settlement is approved by the court, these claims will be resolved by the settlement.

34

Representations and Warranties Exposure (2004-2008 vintages)

Representations and Warranties Exposure Status as of December 31, 2011 ($B)

Counterparty	(2004-2008) Originations Original Balance	(2004-2008) Originations Outstanding Balance	Have Paid	Reserves Established [1]	Commentary [1]
GSE - FHLMC (CFC)	$196	$90			FHLMC Agreement
GSE All Other	922	358			Reserves established, FNMA Pipeline Agreement
Second-lien monoline	81	14			Agreement with Assured and part of RPL
Whole loans sold	55	16			Reserves established
Private label (CFC issued)	409	158			Reserves established; BNY Mellon settlement pending court approval
Private label (non CFC bank issued)	242	64			Reserves established
Private label (3rd party issued)	176	68			Included in non-GSE RPL
	$2,081	$768	$13	$16	

- Does not include litigation reserves established
- Estimated Range of Possible Loss (RPL) above accruals up to $5B for non-GSE exposures at December 31, 2011
- Exposures identified above relate to repurchase claims associated with purported representations and warranties breaches in RMBS transactions. They do not include any exposures associated with related litigation matters asserting different claims, nor do they include any separate foreclosure costs and related costs and assessments, or any possible losses related to potential claims for breaches of performance of servicing obligations, potential securities law or fraud claims, potential indemnity or other claims against us, including claims related to loans guaranteed by the FHA, which could be material

[1] Reserves established and RPL are subject to adjustments in future periods based on a number of factors including ultimate resolution of the BNY Mellon settlement, estimated repurchase rates, economic conditions, home prices, consumer and counterparty behavior, and a variety of judgmental factors.

35

Additional Asset Quality Information

Impact of FHA and Other Fully Insured Home Loans on Delinquencies [1]

FHA and Other Fully Insured Home Loans ($MM)

	4Q11	3Q11	2Q11	1Q11	4Q10
FHA and Other Fully Insured Home Loans 30+ Days Performing Delinquencies	**$24,738**	$24,140	$23,802	$22,961	$19,150
Change from prior period	***598***	*338*	*841*	*3,811*	*894*
30+ Days Performing Delinquency Amounts					
Total consumer as reported	**$36,801**	$36,692	$37,319	$38,072	$36,254
Total consumer excluding FHA and other fully insured home loans [2]	***12,063***	*12,552*	*13,517*	*15,111*	*17,104*
Residential mortgages as reported	**28,688**	28,146	28,091	27,381	24,267
Residential mortgages excluding FHA and other fully insured home loans [2]	***3,950***	*4,006*	*4,289*	*4,420*	*5,117*
30+ Days Performing Delinquency Ratios					
Total consumer as reported	**6.06%**	5.94%	5.90%	6.00%	5.63%
Total consumer excluding FHA and other fully insured home loans [2]	***2.51%***	*2.54%*	*2.63%*	*2.90%*	*3.16%*
Residential mortgages as reported	**10.94%**	10.56%	10.55%	10.45%	9.41%
Residential mortgages excluding FHA and other fully insured home loans [2]	***2.49%***	*2.44%*	*2.52%*	*2.57%*	*2.84%*

- During 4Q11, our 30+ days performing delinquency trends continued to improve
  - Total consumer 30+ days performing delinquency excluding fully insured home loans improved for the 11th consecutive quarter, down $489MM
  - Total consumer credit card of $394MM led the decline

[1] Includes FHA-insured loans and loans individually insured under long-term standby agreements.
[2] Excludes PCI loans.

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38 ____________________ 1 Excludes FVO loans. 2 Loan-to-value (LTV) calculations apply to the residential mortgage portfolio. Combined loan-to-value (CLTV) calculations apply to the home equity portfolio. Home Loans Asset Quality Key Indicators ($MM) As Reported Excluding Countrywide Purchased Credit- impaired and Fully Insured Loans As Reported Excluding Countrywide Purchased Credit- impaired and Fully Insured Loans As Reported Excluding Countrywide Purchased Credit- impaired As Reported Excluding Countrywide Purchased Credit- impaired Loans end of period $262,290 $158,470 $266,516 $164,373 $124,699 $112,721 $127,736 $115,594 Loans average 264,992 161,585 267,308 167,040 126,251 114,226 129,125 116,918 Net charge-offs $834 $834 $989 $989 $939 $939 $1,092 $1,092 % of average loans 1.25% 2.05% 1.47% 2.35% 2.95% 3.27% 3.35% 3.70% Allowance for loan losses $5,935 $4,604 $5,832 $4,511 $13,094 $7,965 $12,998 $7,925 % of loans 2.26% 2.91% 2.19% 2.74% 10.50% 7.07% 10.18% 6.86% Average refreshed (C)LTV 2 83 84 86 88 90%+ refreshed (C)LTV 2 37% 37% 43% 45% Average refreshed FICO 716 712 726 726 % below 620 FICO 15% 16% 12% 12% Residential Mortgage 1 Home Equity 4Q11 3Q11 4Q11 3Q11

Home Equity ($B)

	4Q11	3Q11	2Q11	1Q11	4Q10
% Stand-alone (non piggy-back)	92%	92%	91%	90%	90%
Legacy Countrywide PCI loans	$12.0	$12.1	$12.3	$12.5	$12.6
Allowance for PCI loans	5.1	5.1	5.1	4.9	4.5
Non PCI first-lien loans	24.5	24.9	25.1	25.4	24.8
Non PCI second-lien loans	88.2	90.7	93.3	95.7	100.5
Second liens > 100% CLTV	40%	43%	43%	40%	36%
% Current	94%	94%	94%	93%	93%
Allowance for non PCI loans	$8.0	$7.9	$8.0	$7.9	$8.4
Total net charge-offs [1]	0.9	1.1	1.3	1.2	1.3

- Of the $88.2B second-lien positions, approximately 40%, or $35.2B, have CLTV>100%
  - Does not mean entire second-lien position is necessarily a loss in the event of default
  - Assuming proceeds of 85% of the collateral value, we estimate collateral value of $9.0B available for second liens
  - Of the second-lien loans with CLTVs greater than 100% that are current at 4Q11, we estimate based on available credit bureau data that 89% are current on both their second-lien and underlying first-lien loan

[1] Charge-offs do not include Countrywide PCI portfolio as they were considered in establishing nonaccretable difference in the original purchase accounting.

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